                                                                  EXHIBIT 12.1


                          WELLS ALUMINUM CORPORATION

            COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (a)
                        (In thousands, except ratios)

                                     THREE MONTHS
                                        ENDED                            YEARS ENDED
                                      MARCH 31,                         DECEMBER 31,
                                  ------------------ ---------------------------------------------------
                                    1997      1996      1996      1995       1994      1993      1992
                                  -------- --------  --------- ---------  --------- ---------  --------
EARNINGS
Earnings before income taxes and
 extraordinary item (Note 1)  ...  $3,202    $2,794   $15,902    $14,843   $ 6,202    $ 3,250   $ (164)
Interest expense.................   1,167     1,441     5,176      7,087     8,443      8,487    9,226
Portion of rent expense
 representative of an interest
 factor..........................     123       129       499        478       449        463      437
                                  -------- --------  --------- ---------  --------- ---------  --------
Adjusted earnings (Note 1) ......  $4,492    $4,364   $21,577    $22,408   $15,094    $12,200   $9,499
                                  ======== ========  ========= =========  ========= =========  ========
FIXED CHARGES
Interest expense.................  $1,167    $1,441   $ 5,176    $ 7,087   $ 8,443    $ 8,487   $9,226
Portion of rent expense
 representative of an interest
 factor..........................     123       129       499        478       449        463      437
                                  -------- --------  --------- ---------  --------- ---------  --------
Total fixed charges .............  $1,290    $1,570   $ 5,675    $ 7,565   $ 8,892    $ 8,950   $9,663
                                  ======== ========  ========= =========  ========= =========  ========
RATIO OF EARNINGS TO FIXED
 CHARGES (Note 1) ...............    3.48      2.78      3.80       2.96      1.70       1.36      N/A
                                  ======== ========  ========= =========  ========= =========  ========

Note 1: In 1994, the Company recognized an extraordinary loss of $1,092 on the refinancing of debt.
------------

(a) For the purpose of determining the ratio of earnings to fixed charges, earnings consist of earnings (loss) before income taxes and fixed charges. Fixed charges consist of interest expense, whether expensed or capitalized, including amortization of deferred financing costs, and the portion of rental expense considered to be interest. For the year ended December 31, 1992, the Company's earnings were insufficient to cover fixed charges by $164.